UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022
Blonder Tongue Laboratories, Inc. (Exact Name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-14120 (Commission File Number)	52-1611421 (I.R.S. Employer Identification No.)
One Jake Brown Road, Old Bridge, New Jersey 08857 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (732) 679-4000
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001	BDR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2022, the Board of Directors of Blonder Tongue Laboratories, Inc. (the “Company”), acting on the recommendation of the Compensation Committee of the Board, agreed to make certain adjustments to the compensation of the Company's executive officers, including (a) deferrals of or adjustments to cash compensation, (b) adjustments to the exercise provisions of currently-outstanding options in the event the executive officer is terminated without cause prior to certain specified dates and (c) providing for certain cash severance payments in the event the executive officer is terminated without cause prior to certain specified dates. The affected officers are (i) Edward R. Grauch, President and Chief Executive Officer, (ii) Eric Skolnik, Senior Vice President and Chief Financial Officer, (iii) Ronald V. Alterio, Senior Vice President-Engineering and Chief Technology Officer and (iv) Allen Horvath, Senior Vice President-Operations.

In connection with these adjustments:

•	Mr. Grauch has agreed to defer all of his cash compensation for a period of 180 days beginning May 23, 2022. As of each date on which compensation that would otherwise have been paid to Mr. Grauch, the Company will accrue a number of shares of its common stock calculated by dividing (i) the dollar amount of the deferred compensation for such date by (ii) the fair market value of one share of the Company’s common stock (the “Accrued Shares”). The deferred compensation, in the form of the Accrued Shares, will be paid to Mr. Grauch on or before March 15, 2023. In the event that Mr. Grauch’s employment is terminated prior to the end of the 180-day period, the deferred cash compensation and the resulting Accrued Shares issuable to Mr. Grauch will be based upon the date of such termination; provided, however, that if Mr. Grauch’s employment is terminated by the Company, other than for cause, prior to September 30, 2022, the amount of cash compensation deemed to have been deferred and the resulting number of Accrued Shares issuable to Mr. Grauch will be calculated as if such termination occurred as of September 30, 2022;
•	Mr. Alterio has agreed to defer a portion of all of his cash compensation in an amount equal to approximately 17% of his annual cash compensation during the period beginning May 23, 2022 and ending August 12, 2022. The amount of cash compensation deferred will be paid to Mr. Alterio in cash, in equal installments, during the Company’s fourth quarter payroll periods; and
•	Mr. Horvath has agreed to a 50% reduction in his cash compensation, effective May 23, 2022. As a result of the reduction, Mr. Horvath’s cash compensation will be based on an annualized rate of $85,000.

Also in connection with these adjustments, the Board agreed that the Company would make certain payments to Messrs. Skolnik, Alterio and Horvath in the event that the executive officer is terminated by the Company without cause prior to September 30, 2022. In the event that Messrs. Skolnik, Alterio or Horvath are terminated by the Company without cause prior to September 30, 2022, the terminated executive officer is entitled to payment from the Company (the “Severance Payment”) in an amount equal to the amount the executive officer would have received had his employment continued through September 30, 2022. Any Severance Payments payable to them will payable beginning the first payroll period after the first day of the sixth full calendar month following the date of such executive officer’s termination and will be paid in installments in accordance with the Company’s then-current payroll practices until the full amount of the Severance Payment has been made. These Severance Payments are in addition to the amounts such executive officers are entitled to under the Company’s existing standard employee severance policy, applicable to all salaried employees, which provides for payment, upon involuntary termination without cause, to one week of pay for each year of service up to a maximum of six weeks of pay.

The Board also determined to make certain adjustments to the terms of currently-outstanding options to purchase the Company’s common stock held by Messrs. Grauch, Skolnik, Alterio and Horvath that will apply if they are terminated by the Company without cause prior to April 7, 2023. With respect to any currently-outstanding options held by the executive officers that have not yet vested but would otherwise vest on or prior to April 7, 2023, in the event the executive officer is terminated by the Company without cause prior to April 7, 2023, such options shall vest and become exercisable on the earliest to occur of (i) the executive officer’s last date of employment, (ii) the contractual vesting date applicable to a specific option or (iii) April 7, 2023. In addition, to the extent that an executive officer does not exercise any such option within 30 days following termination of employment, as currently provided in the option grant agreement relating to such option, the exercise period for such option will be extended to the last day of the 36th month following the month of the executive officer’s last day of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLONDER TONGUE LABORATORIES, INC.

By:	/s/ Eric Skolnik
Eric Skolnik
Senior Vice President and Chief Financial Officer

Date: May 23, 2022